SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.___)

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☐	Soliciting Material Pursuant to §240.14a-12

Peerless Systems Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PEERLESS SYSTEMS CORPORATION
2381 Rosecrans Avenue
El Segundo, CA 90245

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On August 11, 2008

Dear Stockholder:

You are invited to attend the annual meeting of stockholders (the “Annual Meeting”) of Peerless Systems Corporation, a Delaware corporation (the “Company”), which will be held on Monday, August 11, 2008, at 9:00 a.m. Pacific Daylight Time at the Company’s headquarters located at 2381 Rosecrans Avenue, El Segundo, California, 90245 for the following purposes:

1. To elect Messrs. Timothy E. Brog, Steven M. Bathgate, Jeffrey Hammer, Simon Peter James, R. Rimmy Malhotra, Steven J. Pully and Richard L. Roll to serve until the next annual meeting and until their respective successors are elected.

2. To ratify the selection of Ernst & Young LLP as the independent registered public accounting firm of the Company for its fiscal year ending January 31, 2009.

3. To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The Board of Directors of the Company (the “Board”) has fixed the close of business on June 16, 2008 as the record date for the determination of stockholders entitled to notice of and to vote, in person or by proxy, at this Annual Meeting and at any adjournment or postponement thereof (the “Record Date”). As set forth in the enclosed Proxy Statement, proxies are being solicited by and on behalf of the Board of Directors of the Company. All proposals set forth above are proposals of the Board of Directors. It is expected that these materials first will be mailed to stockholders on or about July 7, 2008. Accompanying this Notice and Proxy Statement is a copy of the Company’s Annual Report on Form 10-K for its fiscal year ended January 31, 2008, as filed with the Securities and Exchange Commission (the “SEC”). You may also obtain an electronic version of our Annual Report on Form 10-K from the SEC’s website located at www.sec.gov or from our website located at www.peerless.com.

All stockholders are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed WHITE proxy card as promptly as possible in order to ensure your representation at the Annual Meeting. Should you receive more than one WHITE proxy card because your shares of common stock are held in multiple accounts or registered in different names or addresses, please sign, date and return each WHITE proxy card to ensure that all of your shares of common stock are voted. A return envelope (which is postage prepaid if mailed in the United States) is enclosed. Voting instructions are printed on the WHITE proxy card. Even if you have given your proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain from the record holder (i.e., your broker) a legal proxy issued in your name.

If you have any questions about your voting of shares, please contact MacKenzie Partners, Inc., toll free at (800) 322-2885 or by e-mail at proxy@mackenziepartners.com

By Order of the Board of Directors

Richard L. Roll
Chief Executive Officer, President & Director

El Segundo, California
July 7, 2008

2008 ANNUAL MEETING OF STOCKHOLDERS

PROXY STATEMENT

TABLE OF CONTENTS

SOLICITATION OF PROXIES	1
Cost of Solicitation	1
Voting Your Shares of Peerless	2
Revocability of Proxies	2
VOTING RIGHTS AND OUTSTANDING SHARES	2
Quorum and Required Vote	2
Procedures for Stockholder Nominations	3
PROPOSAL NO. 1: ELECTION OF DIRECTORS	4
Director Nominees	4
Independence of the Board	6
Board Committees and Meetings	6
Stockholder Communications with the Board	9
Director Compensation	9
PROPOSAL NO. 2: RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	11
FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	12
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS	13
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	14
EXECUTIVE OFFICERS	16
SEC 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	34
CODE OF BUSINESS CONDUCT AND ETHICS	34
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	34
OTHER MATTERS	35
INCORPORATION BY REFERENCE	36
AVAILABLE INFORMATION	36

PEERLESS SYSTEMS CORPORATION
2381 Rosecrans Avenue
El Segundo, CA 90245

PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS
To Be Held August 11, 2008

SOLICITATION OF PROXIES

The enclosed proxy is solicited on behalf of our Board of Directors for the Company’s Annual Meeting to be held on Monday, August 11, 2008 at 9:00 a.m. Pacific Daylight Time, and at any adjournment or postponement thereof, for the purposes set forth herein. The Annual Meeting will be held at the Company’s headquarters located at 2381 Rosecrans Avenue, El Segundo, California 90245. Directions and a map to the Company’s headquarters can be found at our website located at www.peerless.com. The Company intends to mail this proxy statement, the accompanying WHITE proxy card, and our Annual Report on Form 10-K on or about July 7, 2008 to all stockholders entitled to vote at the Annual Meeting. You may also obtain an electronic version of our Annual Report on Form 10-K from the SEC’s website located at www.sec.gov or from our website.

All shares of our common stock, par value $0.001 per share (“Common Stock”), that are entitled to vote and that are represented at the Annual Meeting by properly executed proxies received at or prior to the Annual Meeting, and not revoked, will be voted at the Annual Meeting in accordance with the instructions specified on the proxies. If no instructions are specified, the proxies will be voted FOR:

•
The election of Messrs. Timothy E. Brog, Steven M. Bathgate, Jeffrey Hammer, Simon Peter James, R. Rimmy Malhotra, Steven J. Pully, and Richard L. Roll listed in the WHITE proxy card to serve on our Board; and

•	The ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2009.

If any other matters are properly presented at the Annual Meeting for consideration, including, among other things, consideration of a motion to adjourn the Annual Meeting to another time or place, the persons named in the proxy will have discretion to vote on these matters in accordance with their best judgment.

Cost of Solicitation

The Company will bear the entire cost of the solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the WHITE proxy card and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of our Common Stock that are beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of our Common Stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram, Internet or personal solicitation by our directors, officers or other regular employees.

We have retained MacKenzie Partners, Inc. ("MacKenzie") to solicit proxies as well as for other stockholder services. We will pay MacKenzie a fee, which is estimated to be approximately $7,500, and will reimburse them for reasonable out-of-pocket expenses.

Voting Your Shares of Peerless

Stockholders should follow the directions on their WHITE proxy card to vote their shares of Peerless Systems Corporation. Questions about voting your shares should be directed to MacKenzie, the firm assisting us at this year’s Annual Meeting, at 1-800-322-2885.

Revocability of Proxies

Any proxy given pursuant to this solicitation may be revoked by a stockholder of record at any time before it is voted. Proxies may be revoked by:

•	filing with our Secretary, at or before the voting at the Annual Meeting, a written notice of revocation bearing a later date than the proxy; or

•	duly executing a proxy with a later date and delivering it to our Secretary before the voting at the Annual Meeting; or

•	attending the Annual Meeting and voting in person, although attendance at the Annual Meeting will not by itself constitute a revocation of a proxy.

Any written notice of revocation or subsequent proxy should be sent to Peerless Systems Corporation, 2381 Rosecrans Avenue, El Segundo, CA 90245, Attention: Secretary, or hand delivered to our Secretary at or before the voting at the Annual Meeting.

If your shares are held in the name of a broker, bank or other nominee, you may change your vote by submitting new voting instructions to such bank, broker or other nominee. Your voting instruction card should include this information. Please note that if a broker, bank or other nominee is the record holder of your shares and you decide to attend and vote at the Annual Meeting, your in-person vote at the Annual Meeting will not be effective unless you have obtained and present a legal proxy issued in your name from your bank, broker or other nominee, as the record holder.

VOTING RIGHTS AND OUTSTANDING SHARES

Only stockholders of record as of the close of business on June 16, 2008 will be entitled to notice of and to vote at the Annual Meeting. At the close of business on June 16, 2008, the Company had 18,066,601 shares of Common Stock (exclusive of 150,000 shares of Common Stock held in treasury) issued and outstanding and 101 holders of record. Each holder of Common Stock on such date will be entitled to one (1) vote for each share held on all matters to be voted upon at the Annual Meeting. Stockholders are not permitted to cumulate their shares for the purpose of electing directors or otherwise. All votes will be tabulated by the inspector of election appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

Quorum and Required Vote

The Company’s Bylaws (the “Bylaws”) provide that the presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the outstanding shares of our Common Stock entitled to vote, whether present in person or represented by proxy, shall constitute a quorum for the transaction of business at the Annual Meeting. Shares of our Common Stock represented in person or by proxy will be counted for the purpose of determining whether a quorum is present at the Annual Meeting. Shares represented by proxies that reflect abstentions or “broker non-votes” (i.e., shares held by a broker or nominee that are represented at the meeting, but with respect to which such broker or nominee is not instructed to vote on a particular proposal and the broker does not have discretionary voting power on such proposal) will be counted as shares that are present for purposes of determining the presence of a quorum.

For the purposes of Proposal 1, the election of the nominees to the Board shall be determined by a plurality of the votes cast at the Annual Meeting by the holders of Common Stock entitled to vote in the election. The seven nominees receiving the highest number of affirmative votes will be elected. Because abstentions do not constitute "votes cast" at the Annual Meeting, abstentions will not affect the outcome of the election of the nominees to the Board.

For Proposal 2, the affirmative vote of a majority of the total votes cast at the Annual Meeting by the holders of Common Stock entitled to vote on the ratification is required to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2009. Abstentions will have no effect on the required vote. The ratification of Ernst & Young LLP is generally a matter on which a broker or other nominee has discretionary voting authority. Accordingly, no broker non-votes are expected to result from this proposal. Broker non-votes would have no effect on the required vote (other than to reduce the number of affirmative votes required to approve the proposal).

The Board recommends you vote “FOR”:

•	The election of Messrs. Timothy E. Brog, Steven M. Bathgate, Jeffrey Hammer, Simon Peter James, R. Rimmy Malhotra, Steven J. Pully, and Richard L. Roll listed on the WHITE proxy card to our Board; and

•	The ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2009.

In accordance with Delaware law, a list of stockholders entitled to vote at the Annual Meeting will be available at the meeting, and for ten days prior to the Annual Meeting at our corporate headquarters located at 2381 Rosecrans Avenue, El Segundo, CA 90245, between the hours of 9 a.m. and 4 p.m. local time.

Procedures for Stockholder Nominations

The Nominating and Corporate Governance Committee will consider suggestions for nominees for directorships from stockholders of the Company provided such recommendations are made in accordance with the procedures set forth in the Company's Bylaws and the procedures described below. Stockholder recommendations for nominees will be processed and are subject to the same criteria as are candidates nominated by the Nominating and Corporate Governance Committee. Under the Company's Bylaws, any stockholder entitled to vote in the election of directors generally may nominate one or more persons for election as directors at a meeting, but only if written notice of such stockholder's intent to make such nomination or nominations has been delivered to or mailed and received at the principal executive offices of the Company not later than the close of business on the 60th day nor earlier than the close of business on the 90th day prior to the first anniversary of the preceding year's annual meeting. Each such notice shall set forth: (i) as to the nominee: (a) the name, age, business address and residence address of each nominee; (b) the principal occupation or employment of such nominee; (c) the class and number of shares of the Company which are beneficially owned by such nominee; (d) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nominations are to be made by the stockholder; and (e) any other information relating to such nominee that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the "Exchange Act"); and (ii) as to the stockholder proposing the nominee: (a) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting; (b) the name, address, as they appear on the Company's books, of the stockholder; (c) the class and number of shares of the Company which are beneficially owned by the stockholder; (d) any material interest of the stockholder in such business; and (e) any other information that is required to be provided by the stockholder pursuant to Regulation 14A under the Exchange Act. At the request of the Board, any person nominated by a stockholder for election as a director shall furnish to the Secretary of the Company that information required to be set forth in the stockholder's notice of nomination as described above. The chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure. Stockholder nominations submitted in accordance with the requirement of the Bylaws will be forwarded to the Nominating and Corporate Governance Committee.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our Nominating and Corporate Governance Committee has nominated seven nominees for the seven positions presently authorized for the Board in accordance with the Company’s Certificate of Incorporation and Bylaws. Each director to be elected will hold office until the next annual meeting of stockholders and until his successor is elected and has been qualified, or earlier, upon such director’s death, resignation or removal. The Company’s Bylaws set forth certain requirements for stockholders wishing to nominate director candidates directly for consideration by the stockholders. See “Voting Rights and Outstanding Shares - Procedures for Stockholder Nominations” above.

The names and certain information concerning the persons nominated by the Nominating and Corporate Governance Committee to serve as directors at the Annual Meeting are set forth below. It is intended that shares represented by the proxies will be voted FOR the election to the Board of the nominees named below unless authority to vote for the nominees has been withheld in the proxy. Although each of the persons nominated has consented to serve as a director if elected and the Board has no reason to believe that any of the nominees will be unable to serve as a director, if any nominee withdraws or otherwise becomes unavailable to serve, the persons named as proxies will vote for any substitute nominee designated by the Nominating and Corporate Governance Committee. The following information regarding the nominees is relevant to your consideration of the slate proposed by the Nominating and Corporate Governance Committee.

Director Nominees

None of the nominees for director were selected for election pursuant to any arrangement or understanding, other than with the directors and executive officers of the Company acting within their capacity as such. Except as set forth below, there are no family relationships among nominees for director or executive officers of the Company and, as of the date hereof, no directorships are held by any director in a company which has a class of securities registered pursuant to Section 12 of the Exchange Act, or subject to the requirements of Section 15(d) of the Exchange Act or any company registered as an investment company under the Investment Company Act of 1940.

The following sets forth certain information with respect to our current directors, all of whom have been nominated for election. An asterisk (*) by the name of a nominee indicates that the Board has determined that the nominee is “independent” under the rules of The Nasdaq Stock Market (“Nasdaq”).

The names of the nominees and certain information about them as of the Record Date are set forth below:

Name	Age	Position
Steven M. Bathgate*	53	Director
Timothy E. Brog*	44	Chairman of the Board of Directors
Jeffrey Hammer*	45	Director Nominee
Simon Peter James*	40	Director Nominee
R. Rimmy Malhotra*	33	Director Nominee
Steven J. Pully *	48	Director
Richard L. Roll	59	Director, President and Chief Executive Officer

Steven J. Pully has served the Company as a director since February 25, 2008. Mr. Pully is a consultant, working primarily in the asset management industry. From December 2001 to October 2007, Mr. Pully worked for Newcastle Capital Management, L.P, an investment partnership, where he served as president from January 2003 through October 2007. He also served as chief executive officer of New Century Equity Holdings Corp. from June 2004 through October of 2007 and remains a director of that company. Prior to joining Newcastle Capital Management, from 2000 to 2001, Mr. Pully served as a managing director in the investment banking department of Banc of America Securities, Inc. and from 1997 to 2000 he was a member of the investment banking department of Bear Stearns where he became a senior managing director in 1999. Mr. Pully also serves on the Board of Directors of Energy Partners Ltd. Mr. Pully is licensed as an attorney and CPA in the state of Texas and is also a CFA charterholder. He holds a B.S. with honors in Accounting from Georgetown University and a J.D. degree from The University of Texas.

Richard L. Roll has served the Company as a director since April 17, 2007 and as our President and Chief Executive Officer since December 15, 2006. He also serves as a director and officer of certain Peerless subsidiaries. From 2003 to 2005, Mr. Roll was Chief Executive Officer of FieldCentrix Inc., an enterprise software company focused on field-service automation solutions. He operated Roll Enterprises, a management consulting firm focused on the software industry, from 2002 to 2003. From 1999 to 2001, Mr. Roll was President and Chief Operating Officer of Epicor Software Corporation, an enterprise software company specializing in integrated e-business solutions. His background in the imaging industry includes four years with Hitachi Koki Imaging Solutions, Inc. (HKIS), formerly Dataproducts Corporation. Mr. Roll was President and Chief Executive Officer of HKIS from 1998 to 1999, and successfully transitioned the divisional printer manufacturer into a worldwide imaging solutions company. He also spent more than 20 years with Unisys Corporation. Mr. Roll holds a bachelor of science degree from the University of Arizona.

Timothy E. Brog has served the Company as a director since July 9, 2007. Mr. Brog has been the Managing Director of Locksmith Capital Management LLC since September 2007 and of E2 Investment Partners LLC since March 2007. Mr. Brog was President of Pembridge Capital Management LLC and the Portfolio Manager of Pembridge Value Opportunity Fund from June 2004 to September 2007. Mr. Brog had been a Managing Director of The Edward Andrews Group Inc., a boutique investment bank from 1996 to 2007. From 1989 to 1995, Mr. Brog was a corporate finance and mergers and acquisition associate of the law firm Skadden, Arps, Slate, Meagher & Flom LLP. Mr. Brog received a Juris Doctorate from Fordham University School of Law in 1989 and a BA from Tufts University in 1986. Mr. Brog is a Director of Peerless Systems Corporation and Eco-Bat Technologies Limited.

Steven M. Bathgate was appointed as a director of the Company, effective May 22, 2008. From 1996 to the present, Mr. Bathgate has been Senior Managing Partner of Bathgate Capital Partners LLC (“BCP”), formerly known as Bathgate McColley Capital Group LLC, a FINRA-licensed Broker Dealer. Prior to starting BCP, he was the Chairman and Chief Executive Officer of Cohig & Associates, Inc., an NASD member firm specializing in public and private financing for emerging growth companies. His other previous experience includes employment by Wall Street West, Dain Bosworth, Inc., and the National Association of Securities Dealers, Inc. He received his B.S. degree in Finance from the University of Colorado.

Jeffrey Hammer has been a Senior Managing Director of Bear Stearns & Co. since joining the firm in June 2004. At Bear Stearns Mr. Hammer had been the Global Head of Origination for the Private Funds since June 2007 and from June 2004 to June 2007 he was the Co-Head of the of the private equity fund-of-funds unit of Bear Stearns Asset Management. From April 1999 to May 2004, Mr. Hammer was a Managing Director and Co-Founder of BDC Financial, a Boston-based specialist private equity manager. During the six-year period prior to BDC’s formation in 1999, Mr. Hammer founded two investment management firms, one backed by AEW Capital Management and the AT&T Master Pension Trust and the other backed by Nomura Securities. Mr. Hammer previously served as a senior executive of a leading online provider of SEC-filed corporate financial information. Earlier in his career, Mr. Hammer held positions in investment banking at Morgan Stanley & Co. Inc. in New York and Goldman Sachs & Co. in New York and London. Mr. Hammer received an MBA from Harvard University and an AB from Princeton University. Mr. Hammer is a NASD-licensed Series 7 General Securities Representative and Series 24 General Securities Principal.

Simon Peter James has been a consultant to Oaktree Capital Management, LLC, Principal Opportunities Funds since 2005. He is currently a board member of Wright Line Inc. and NorthShore Power Systems, private portfolio companies of Oaktree. From 1995 to 2004, Mr. James was an associate principal at McKinsey & Company, Inc. In 1994, Mr. James was a research assistant at Cambridge University in the Department of Applied Economics. Mr. James holds a B.A. in Natural Science and a PhD from Cambridge University.

R. Rimmy Malhotra has been a portfolio manager at Gratio Capital since September 2006.  Before co-founding Gratio Capital, Mr. Malhotra was an equity analyst at a New York City hedge fund since July 2004. From May 2002 to May 2004 he completed his MBA from The Wharton School focusing in Finance, as well as an MA in International Relations from the Lauder Institute at The University of Pennsylvania's School of Arts and Sciences. Beginning in June 1999 until February 2002 Mr. Malhotra served as a Peace Corps volunteer. He was the Manager of North American Infrastructure at the Citigroup Private Bank where he worked between June 1997 and June 1999.  Mr. Malhotra is a 1997 graduate of Johns Hopkins, from where he received a B.S. in Computer Science and a B.A. in Economics.

Independence of the Board

The Company’s Bylaws require that a majority of the Company’s directors meet the requirements for independence set forth under applicable securities laws, including the Exchange Act, applicable rules and regulations of the SEC and applicable rules and regulations of Nasdaq, subject to certain hardship exceptions. Our Board has determined that each of Messrs. Bathgate, Brog, Hammer, James, Malhotra and Pully is independent as defined under Nasdaq listing standards and applicable SEC laws, rules and regulations. Since the annual meeting held for the Company’s fiscal year 2002, a majority of the Company’s directors has been independent. The Board also determined that each member of the Audit Committee is "independent" as required by the applicable rules and regulations of the SEC, and the applicable Nasdaq listing standards, and that each member of the Compensation and Nominating and Corporate Governance Committees is “independent” as required by the applicable Nasdaq listing standards.

Board Committees and Meetings

During the fiscal year ended January 31, 2008, the Board held twenty one meetings and acted by written consent on four occasions. During the fiscal year ended January 31, 2008, the independent directors met in executive session on one occasion without the presence of a non-independent director. Mr. Brog currently serves as Chairman of the Board. The Board has an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee, and a Strategic Committee. A copy of the charters for the Audit, Compensation and Nominating and Corporate Governance Committees can be found at our website, www.peerless.com on the For Investors page, under the Corporate Governance link. During the fiscal year ended January 31, 2008, each director attended 75% or more of the aggregate meetings of the Board and of the committees on which he served that were held during the period for which he was a director or committee member, respectively. Other than Messrs. Brog, Patton and Roll, none of the former directors attended the 2007 annual meeting of the stockholders. The Board’s policy is that each director will make every effort to attend the annual stockholders’ meeting, subject to his respective business and personal obligations.

Audit Committee. Since June 12, 2008, the Audit Committee has consisted of Messrs. Bathgate, Brog and Pully, each of whom meets the independence and other requirements of the applicable Nasdaq listing standards, SEC rules and our Bylaws. The Board has determined that Mr. Pully meets the definition of an audit committee financial expert, as set forth in Item 407(d)(5) of Regulation S-K and meets the financial sophistication requirements of the Nasdaq listing standards. During the fiscal year ended January 31, 2008, the Audit Committee held nine meetings and acted by written consent on no occasion. The Audit Committee operates pursuant to a written charter adopted by the Board in November 2003. In accordance with its current charter, the Committee’s responsibilities currently include direct responsibility for the appointment, compensation, retention and oversight of the work of the independent auditor, as well as:

•	reviewing the independence and quality control procedures of the independent auditor and the experience and qualifications of the independent auditor’s senior personnel;

•	meeting with management and the independent auditor in connection with each annual audit to discuss the scope of the audit, the procedures to be followed in the audit and the staffing of the audit;

•
reviewing and discussing with management and the independent auditor: (A) major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles, and major issues as to the adequacy of the Company’s internal controls and any special audit steps adopted in light of material control deficiencies; (B) any analyses prepared by management or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including analyses of the effects of alternative GAAP methods on the Company’s financial statements; and (C) the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the Company’s financial statements;

•	reviewing and discussing the annual audited financial statements with management and the independent auditor;

•
reviewing with the independent auditor any problems or difficulties the independent auditor may have encountered during the course of the audit work, including any restrictions on the scope of activities or access to required information or any significant disagreements with management and management’s responses to such matters;

•
discussing with the independent auditor the report that such auditor is required to make to the Committee regarding: (A) all accounting policies and practices to be used that the independent auditor identifies as critical; (B) all alternative treatments within GAAP for policies and practices related to material items that have been discussed among management and the independent auditor, including the ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor; and (C) all other material written communications between the independent auditor and management of the Company, such as any management letter, management representation letter, reports on observations and recommendations on internal controls, independent auditor’s engagement letter, independent auditor’s independence letter, schedule of unadjusted audit differences and a listing of adjustments and reclassifications not recorded, if any;

•	discussing with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as then in effect;

•	recommending to the Board that the audited financial statements be included in the Company’s Annual Report;

•
discussing with management and the independent auditor the Company’s earnings press releases (with particular focus on any “pro forma” or “adjusted” non-GAAP information), as well as financial information and earnings guidance provided to analysts and rating agencies;

•	reviewing and approving, if determined, all related party transactions;

•
discussing with management and the independent auditor any correspondence from or with regulators or governmental agencies, any employee complaints or any published reports that raise material issues regarding the Company’s financial statements, financial reporting process or accounting policies;

•
discussing with the Company’s General Counsel or outside counsel any legal matters brought to the Audit Committee’s attention that could reasonably be expected to have a material impact on the Company’s financial statements;

•	discussing with management the Company’s policies with respect to risk assessment and risk management;

•	setting clear hiring policies for employees or former employees of the Company’s independent auditor;

•	establishing procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters;

•	providing the Company with the Audit Committee Report for inclusion in each of the Company’s annual proxy statements; and

•	performing an annual evaluation of the performance of the Committee.

Compensation Committee. Since June 12, 2008, the Compensation Committee has consisted of Messrs. Bathgate, Brog and Pully. The responsibilities of the Compensation Committee include oversight, development and administration of the total compensation program for executive officers and other key employees, and oversight of the Company’s incentive and equity plans and other employee benefit plans. The Compensation Committee reviews, establishes and revises all forms of compensation for officers of the Company, and such other employees of the Company as directed by the Board. During the fiscal year ended January 31, 2008, the Compensation Committee held eleven meetings and acted by written consent on one occasion. See “ Compensation Discussion and Analysis.”

Nominating and Corporate Governance Committee. Since June 12, 2008, the Nominating and Corporate Governance Committee has consisted of Messrs. Bathgate, Brog and Pully. This Committee develops the policy on the size of the Board, reviews potential candidates for Board membership and recommends to the Board the nominees for persons to serve on the Board. It is also charged with developing and recommending appropriate corporate governance standards and evaluating the effectiveness of the Board. During the fiscal year 2008, the Nominating and Corporate Governance Committee held ten meetings and acted by written consent on no occasion. The Committee will consider as potential director nominees candidates recommended by various sources, including the Chief Executive Officer, any member of the Board or any qualifying stockholder of the Company, as discussed below. The Nominating and Corporate Governance Committee identifies nominees by first evaluating the current members of the Board willing to continue in service. Current members with qualifications and skills that are consistent with the Nominating and Corporate Governance Committee’s criteria for Board service are re-nominated. The Committee then, as and to the extent it deems advisable, seeks to identify potential director nominees or to fill any vacancies. The Nominating and Corporate Governance Committee may seek input from members of the Board and senior management in connection with this search as well as hire a search firm if deemed appropriate by the Nominating and Corporate Governance Committee. Potential director nominees will be initially reviewed by the Chairman of the Nominating and Corporate Governance Committee, or in the Chairman’s absence, any member of the Nominating and Corporate Governance Committee delegated to initially review director candidates. The reviewing Nominating and Corporate Governance Committee member will then make an initial determination in his or her own independent business judgment as to the qualification and fit of such director candidate(s) based on the criteria set forth below. If the reviewing Nominating and Corporate Governance Committee member determines that it is appropriate to proceed, the Chief Executive Officer and at least one member of the Nominating and Corporate Governance Committee will interview the prospective director candidate(s) (the full Nominating and Corporate Governance Committee may, in its discretion, conduct interviews as schedules permit). If a nominee is approved by the Nominating and Corporate Governance Committee, the Nominating and Corporate Governance Committee will seek Board approval of the director candidate(s).

The Board does not have any specific minimum qualifications for Nominating and Corporate Governance Committee recommended nominees to the Board; however, as stated in the Company’s corporate governance guidelines, the factors to be considered in recommending candidates for Board membership include, but are not limited to:

•	the candidate’s ability and willingness to commit adequate time to Board and committee matters;

•	the fit of the candidate’s skills and personality with those of other directors and potential directors in building a Board that is effective, collegial and responsive to the needs of the Company;

•	the candidate’s personal and professional integrity, ethics and values;

•	the candidate’s experience in corporate management, such as serving as an officer or former officer of a publicly held company;

•	the candidate’s experience in the Company’s industry and with relevant social policy concerns;

•	the candidate’s experience as a board member of another publicly held company;

•	whether the candidate would be “independent” under applicable standards;

•	whether the candidate has practical and mature business judgment; and

•	the candidate’s academic expertise in an area of the Company’s operations.

The Company’s Bylaws set forth certain requirements for stockholders wishing to nominate director candidates directly for consideration by the stockholders. See “Voting Rights and Outstanding Shares - Procedures for Stockholder Nominations” above.

Strategic Committee. On October 26, 2007, the Board approved the formation of a Strategic Committee, comprised of former directors William B. Patton, Jr. and John C. Reece, to assist management in analyzing the sale of substantially all of the Company’s intellectual property to Kyocera Mita Corporation.

Stockholder Communications with the Board

Stockholders may communicate with our non-management Board members by written mail addressed to the Chairman of the Nominating and Corporate Governance Committee, care of Corporate Secretary, Peerless Systems Corporation, 2381 Rosecrans Avenue, El Segundo, CA 90245. Stockholders are encouraged to include proof of ownership of the Company’s stock in such communications. The Secretary will forward all communications to the Chairman of the Nominating and Corporate Governance Committee.

DIRECTOR COMPENSATION

The following table sets forth the compensation paid to our non-employee directors for their services in fiscal 2008.

Name (a)	Fees Earned or Paid in Cash ($) (b)	Stock Awards ($) (1) (c)	Option Awards ($)(1) (d)	Non-Equity Incentive Plan Compensation ($) (e)	Changes in Pension Value and Nonqualified Deferred Compensation Earnings ($) (f)	All Other Compensation ($) (g)	Total ($) (h)
Robert G. Barrett (2)	35,703	—	11,497	—	—	—	47,200

Timothy Brog	35,000		5,966				40,966

Louis C. Cole (3)	61,500	—	8,506	—	—	—	70,006

William B. Patton, Jr. (4)	50,142		—				50,142

John C. Reece (4)	25,134	—	5,496	—	—	—	30,630

John Thomas Zender (4)	24,918		5,492				30,410

(1)
The amounts in column (c) and (d) reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended January 31, 2008, in accordance with the Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (“SFAS 123(R)”). See Note 2 to the Company's audited financial statements for the fiscal year ended January 31, 2008, included in the Company's Annual Report on Form 10-K filed with the SEC on May 12, 2008, for a discussion of the relevant assumptions used in calculating grant date fair value pursuant to SFAS 123(R).

(2)	On June 25, 2007, Robert G. Barrett notified the Company that he did not intend to stand for re-election at the Company's annual meeting of stockholders held on July 9, 2007.

(3)	Louis C. Cole resigned as a director of the Company effective May 22, 2008.

(4)	Messrs. Patton, Reece and Zender resigned as directors of the Company effective June 12, 2008.

On November 2, 2007, a majority of the Board approved a revised compensation schedule for the Board and the Committees that was recommended by a majority of the Compensation Committee. Under this revised compensation schedule, each non-employee director of the Company receives a $35,000 yearly retainer, $2,000 for each in-person Board meeting attended, $1,000 for each telephonic Board meeting attended, $2,000 for each extra day of travel to attend a meeting, and $1,000 for each in-person committee meeting attended and $500 for each telephonic committee meeting attended. The Chairman of the Board receives a yearly retainer of $15,000. The Chairman of the Audit Committee and members of the Audit Committee each receive a yearly retainer of $10,000 and $5,000, respectively for their committee service. The Chairman of the Compensation Committee and Chairman of the Nominating and Corporate Governance Committee each receive a yearly retainer of $5,000 for their committee service. Directors are entitled to receive $25,000 upon consideration of a strategic transaction. All directors are reimbursed for expenses incurred in connection with service on the Board and committees. Members of the Strategic Committee each received $92,500 in connection with the sale of substantially all of the Company’s intellectual property to Kyocera Mita Corporation.

Pursuant to our 2005 Plan, each non-employee director automatically receives options to purchase 30,000 shares of our Common Stock in connection with his initial election to the Board and automatically receives options to purchase 10,000 shares of our Common Stock on the date of each annual stockholder meeting at which he is re-elected. Options for non-employee directors generally vest at a rate of 25% on the first anniversary of the date of grant and 1/36th of the shares subject to the option vest each month thereafter for the following three years at an exercise price equal to fair market value on the date of grant. On November 2, 2007, a majority of the Board approved that each director automatically receives 10,000 restricted shares of our Common Stock on the date of each annual stockholder meeting at which he is re-elected in addition to the automatic grant of options to purchase 10,000 shares of our Common Stock. For the fiscal year ended January 31, 2008, each of Messrs. Brog and Cole was granted options to purchase 30,000 and 10,000 shares of Common Stock, respectively, with an exercise price of $2.29 per share on July 9, 2007, the date of our 2007 Annual Meeting and the date of Mr. Brog’s initial election to the Board. Mr. Patton was granted options to purchase 30,000 shares of Common Stock with an exercise price of $2.95 per share on April 17, 2008, the date of his initial election to the Board. Mr. Reece was granted options to purchase 30,000 shares of Common Stock with an exercise price of $2.46 per share on August 2, 2007, the date of his initial election to the Board. Mr. Zender was granted options to purchase 30,000 shares of Common Stock with an exercise price of $2.50 per share on August 3, 2007, the date of his initial election to the Board.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee currently consists of Messrs. Bathgate, Brog and Pully. No member of the Compensation Committee has served as one of the Company’s officers or employees at any time. None of the executive officers serves as a member of the board of directors or compensation committee of any other company that has one or more executive officers serving as a member of our Board or Compensation Committee.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL OF THE ABOVE NOMINEES.

PROPOSAL NO. 2

RATIFICATION OF SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 31, 2009, and the Board has directed that management submit the selection of the independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. Ernst & Young LLP has been engaged as our independent registered public accounting firm since September 1999. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions.

Stockholder ratification of the selection of Ernst & Young LLP as the independent registered public accounting firm is not required by our Bylaws or otherwise. However, the Board is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF
ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM FOR THE COMPANY’S FISCAL YEAR ENDING JANUARY 31, 2009.

FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The fees billed by Ernst & Young LLP, our independent registered public accounting firm, during or with respect to the fiscal years ended January 31, 2008 and January 31, 2007 were as follows:

Audit Fees. The aggregate fees billed for professional services rendered totaled approximately $418,000 in 2008 and approximately $747,000 in 2007, including fees associated with the annual audit, including the audit of the effectiveness of internal control over financial reporting in 2007, the reviews of documents filed with the SEC, and the reviews of the Company’s quarterly reports on Form 10-Q.

Audit-Related Fees. The aggregate fees billed for services rendered for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements totaled approximately $30,000 in 2008 and approximately $65,000 in 2007. Audit-related services principally include accounting consultations and advisory services related to corporate governance and the Sarbanes-Oxley Act.

Tax Fees. The aggregate fees billed for tax compliance, tax advice and tax planning were approximately $240,000 in 2008 and $79,000 in 2007.

The Audit Committee has reviewed the non-audit services provided by Ernst & Young LLP and determined that the provisions of these services during fiscal years 2007 and 2008 are compatible with maintaining Ernst & Young LLP’s independence.

Pre-Approval Policy. The Audit Committee has a pre-approval policy. Pre-approval is generally effective for up to one year, and any pre-approval is detailed as to type of services to be provided by the independent registered public accounting firm and the estimated fees related to these services. During the approval process, the Audit Committee considers the impact of the types of services and the related fees on the independence of the registered public accounting firm.

Since the May 6, 2003 effective date of the SEC rules stating that a registered public accounting firm is not independent of an audit client if the services it provides to the client are not appropriately approved, each new engagement of Ernst & Young LLP was approved in advance by our Audit Committee, and none of those engagements made use of the de minimus exception to pre-approval contained in the SEC’s rules.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

AUDIT COMMITTEE REPORT

The Report of the Audit Committee of the Board shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or under the Exchange Act except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

The Audit Committee of the Board of Directors issued the following report for inclusion in the Company’s proxy statement in connection with the Annual Meeting.

Management is responsible for the preparation of the Company’s financial statements and financial reporting process, including its system and internal controls. The independent registered public accounting firm is responsible for performing an audit of the Company’s financial statements in accordance with the auditing standards generally accepted in the United States and expressing an opinion on whether the Company’s financial statements present fairly, in all material respects, the Company’s financial position and results of operations for the periods presented and conform with accounting principles generally accepted in the United States. In fulfilling its oversight responsibilities, the Audit Committee:

1. The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended January 31, 2008 with Peerless’ management and with Peerless’ independent registered public accounting firm, Ernst & Young LLP.

2. The Audit Committee has obtained from management their representation that the Company’s financial statements have been prepared in accordance with accounting principles generally accepted in the United States.

3. The Audit Committee has discussed with Ernst & Young LLP those matters required by Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as amended, as adopted by the Public Company Accounting Oversight Board.

4. The Audit Committee has received the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1, “Independent Discussions with Audit Committees,” as amended, as adopted by the Public Company Accounting Oversight Board, and has reviewed and discussed with Ernst & Young LLP its independence.

5. After the discussions referenced in paragraphs 1 through 4 above, the Audit Committee recommended to the Board that the audited financial statements for the fiscal year ended January 31, 2008 be included or incorporated by reference in the Annual Report on Form 10-K for that year for filing with the SEC.

6. In performing its functions, the Audit Committee acts only in an oversight capacity. It is not the responsibility of the Audit Committee to determine that the Company’s financial statements are complete and accurate, are presented in accordance with accounting principles generally accepted in the United States or present fairly the results of operations of the Company for the periods presented or that the Company maintains appropriate internal controls. Nor is it the duty of the Audit Committee to determine that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards or that the Company’s auditors are independent.

7. The Audit Committee also has recommended, and the Board also has approved, subject to stockholder ratification, the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 31, 2009.

AUDIT COMMITTEE

Steven J. Pully, Chairperson

Steven M. Bathgate

Timothy E. Brog

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of our Common Stock as of June 25, 2008 by: (i) each director and director nominee; (ii) each of the Named Executive Officers (as defined in the Summary Compensation Table below); (iii) all executive officers, directors and director nominees of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of the outstanding Common Stock.

Name and Address of Beneficial Owner	Shares of Common Stock		Right to Acquire Beneficial Ownership Within 60 Days	Percent of Total
Directors, Director Nominees and Named Executive Officers
Timothy E. Brog(1)	1,056,760		8,125	5.9%
Steven M. Bathgate	20,000	(2)	—	*
Alan D. Curtis	—		—	*
Edward M. Gaughan	—		98,500	*
Jeffrey Hammer	—		—	*
Simon Peter James	—		—	*
R. Rimmy Malhotra(3)	67,500		—	*
Steven J. Pully	1,000		—	*
John V. Rigali	—		21,250	*
Richard L. Roll	200,000		249,984	2.5%
Robert T. Westervelt	875		95,438	*
All directors and executive officers as a group (11 persons)	1,346,135		473,297	9.8%
5% Beneficial Holders(4)
State of Wisconsin Investment Board(5) PO Box 7842 Madison, WI 53707	1,629,975		—	9.0%
E2 Investment Partners LLC (6) 551 Madison Avenue New York, NY 10022	1,011,460		—	5.6%
Diker Management, LLC(7) 745 Fifth Avenue Suite 1409 New York, NY 10151	1,177,057		—	6.5%
Value Fund Advisors, LLC(8) 415 South Boston, 9th Floor Tulsa, Oklahoma 74103	1,195,982		—	6.6%**
Boston Avenue Capital, LLC(8) 415 South Boston, 9th Floor Tulsa, Oklahoma 74103	1,195,982		—	6.6%**
Yorktown Avenue Capital, LLC(8) 415 South Boston, 9th Floor Tulsa, Oklahoma 74103	1,195,982		—	6.6%**
Charles M. Gillman(8) 415 South Boston, 9th Floor Tulsa, Oklahoma 74103	1,195,982		—	6.6%**

*	Represents beneficial ownership of less than one percent.

**
Represents beneficial ownership of the aggregate number of shares of Common Stock that are held by the reporting persons collectively as a group, based on a Schedule 13D/A jointly filed by the group on December 17, 2007 with the SEC.

This table is based upon information supplied by officers, directors, principal stockholders and Schedules 13D and 13G, if any, filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws, where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 18,066,601 shares of Common Stock outstanding on June 25, 2008, adjusted as required by rules promulgated by the SEC. Under Rule 13d-3 of the Exchange Act, certain shares may be deemed to be beneficially owned by more than one person (if, for example, a person shares the power to vote or the power to dispose of the shares). In addition, under Rule 13d-3(d)(1) of the Exchange Act, shares which the person (or group) has the right to acquire within 60 days after June 25, 2008, are deemed to be outstanding in calculating the beneficial ownership and the percentage ownership of the person (or group) but are not deemed to be outstanding as to any other person or group. As a result, the percentage of outstanding shares of any person as shown in this table does not necessarily reflect the person’s actual ownership of voting power with respect to the number of shares of Common Stock actually outstanding at June 25, 2008. The address of each of our directors , director nominees (if elected) and executive officers is 2381 Rosecrans Avenue, El Segundo, CA 90245.

(1)
Mr. Brog is currently the sole manager of E2 Investment Partners LLC. Although Mr. Brog currently has the power to vote and dispose of E2 Investment Partners LCC’s shares of Common Stock, Mr. Brog disclaims beneficial ownership of such shares.

(2)
Excludes 294,021 shares held by Mr. Bathgate’s wife, 40,000 shares held by Bathgate Family Partnership Ltd., and 43,000 shares held by Mr. Bathgate’s adult children. Mr. Bathgate disclaims beneficial ownership of these shares.

(3)
As of the close of business on June 25, 2008, Sherwood Advsiors LLC (“Sherwood”) has the ability to dispose of and vote an aggregate of 67,500 shares of Common Stock owned by its various managed accounts. By virtue of his position with Sherwood, Mr. Malhotra has the shared power to vote and dispose of the shares of Common Stock beneficially owned by such managed accounts. Mr. Malhotra disclaims beneficial ownership of the shares of Common Stock managed by Sherwood.

(4)	Except as set forth herein, our management knows of no person who is the beneficial owner of more than 5% of our issued and outstanding Common Stock.

(5)
Based upon a Schedule 13G/A filed February 13, 2007 with the SEC, the State of Wisconsin Investment Board, a Public Pension Fund, reports they have sole voting power and sole dispositive power as to all 1,629,975 shares.

(6)
Based upon a Schedule 13D/A filed November 15, 2007 with the SEC by E2 Investment Partners LLC, an investment company. Timothy E. Brog, as the investment manager of E2 Investment Partners LLC, maintains that he has sole voting and dispositive power as to all 1,011,460 shares.

(7)
Based upon a Schedule 13G filed February 12, 2007 with the SEC. Charles M. Diker and Mark N. Diker are the managing members of each of Diker GP and Diker Management. Diker GP, LLC, Diker Management, LLC, Charles M. Diker and Mark N. Diker maintain that they have shared voting power and dispositive power as to 1,077,596 shares. Diker Management, LLC, Charles M. Diker and Mark N. Diker maintain that they have shared voting power and dispositive power as to 1,177,057shares.

(8)
Based upon a Schedule 13D/A filed December 17, 2007. Boston Avenue Capital, LLC directly owns 625,332 shares and Yorktown Avenue Capital, LLC directly owns 570,650 shares. Value Fund Advisors, LLC, as general manager of Boston Avenue Capital, LLC and Yorktown Avenue Capital, LLC, and Charles M. Gillman, as manager of Value Fund Advisors, LLC, are deemed to beneficially own the 1,195,982 shares held by Boston Avenue Capital, LLC and Yorktown Avenue Capital, LLC. Charles M. Gillman maintains that he has sole voting and dispositive power as to all 1,195,982 shares.

EXECUTIVE OFFICERS

The following sets forth information with respect to the Company’s executive officers as of the Record Date.

Name	Age	Position
Richard L. Roll	59	President, Chief Executive Officer and Director
John V. Rigali	52	Vice President, Finance and Chief Financial Officer
Edward M. Gaughan	40	Vice President, Sales & Marketing
Robert T. Westervelt	49	Vice President, Engineering and Chief Technology Officer
Elliot M. Shirwo	40	General Counsel and Corporate Secretary
Andrew Lombard	44	Vice President, Corporate Development and President of Cue Imaging Corporation, a subsidiary of the Company

No officer has any arrangement or understanding with any other person(s) pursuant to which he was selected as an officer. The biographies below contain the term that each executive officer has served in such capacity.

On June 12, 2007, Eric Random resigned from his position as Vice President of Engineering of the Company, effective June 29, 2007. Upon Mr. Random's resignation, the Company appointed Mr. Westervelt as its Vice President of Engineering.

On November 30, 2007, Alan Curtis resigned from his position as Vice President of Corporate Development of the Company, effective December 3, 2007.

On April 23, 2008, Cary Kimmel was terminated from his position as Vice President of Business Development of the Company, effective April 23, 2008.

Richard L. Roll has served the Company as a director since April 17, 2007 and as our President and Chief Executive Officer since December 15, 2006. He also serves as a director and officer of certain Peerless subsidiaries. From 2003 to 2005, Mr. Roll was Chief Executive Officer of FieldCentrix Inc., an enterprise software company focused on field-service automation solutions. He operated Roll Enterprises, a management consulting firm focused on the software industry, from 2002 to 2003. From 1999 to 2001, Mr. Roll was President and Chief Operating Officer of Epicor Software Corporation, an enterprise software company specializing in integrated e-business solutions. His background in the imaging industry includes four years with Hitachi Koki Imaging Solutions, Inc. (HKIS), formerly Dataproducts Corporation. Mr. Roll was President and Chief Executive Officer of HKIS from 1998 to 1999, and successfully transitioned the divisional printer manufacturer into a worldwide imaging solutions company. He also spent more than 20 years with Unisys Corporation. Mr. Roll holds a bachelor of science degree from the University of Arizona.

John V. Rigali has served as our Chief Financial Officer and Vice President of Finance since June 15, 2006. In this capacity, he oversees and directs all financial planning, reporting, accounting and audit activities. He also serves as a director and officer of certain Peerless subsidiaries. Immediately prior to joining the Company, he served as the Director of Finance at Guidance Software, Inc., a leading provider of computer forensic software applications and services. From January 2005 to March 2006, he was a Senior Manager with Control Solutions International, a global provider of assurance, risk management, and compliance advisory services including Sarbanes-Oxley compliance and traditional internal audit support. Prior to that, from October 2002 to January 2005, Mr. Rigali was a consultant operating as an independent contractor with a variety of professional service providers advising public companies with respect to compliance with Sarbanes-Oxley. From 1998 to 2002, Mr. Rigali served in varying capacities at JDEdwards, a leading provider of enterprise resource planning software, based out of Denver, Colorado. Mr. Rigali obtained his certification as a public accountant in the State of California after his tenure with Grant Thornton International, formerly Alexander Grant & Company and received a B.S.C. from Santa Clara University.

Edward M. Gaughan has served as our Vice President of Sales and Marketing since August 2005, and has been Vice President, Sales & Special Assistant to the CEO since June 2004. Since August 2005, Mr. Gaughan has represented Peerless as a board member of Peerless Systems K.K. in Tokyo, Japan. Between June 2002 and May 2004, Mr. Gaughan was Co-Founder (with his wife) and Vice President of Impact Marketing, Inc., an S corporation involved in the business of consulting in the area of channel program development and business development, that is owned 50% by Mr. Gaughan and 50% by his wife, where he was responsible for providing sales, marketing and new business development strategies to office solutions providers. Also during that time, beginning in June 2002, Mr. Gaughan provided consulting services to us as an independent contractor with respect to assistance with product and corporate positioning, collateral and sales tool development and delivery of Web-based training. From December 2000 to May 2002, he served as Vice President of Sales and Business Development at T/R Systems, Inc., a public company traded on Nasdaq that develops solutions for the management and production of digital documents, where he managed and developed OEM account managers and the field sales team, including product positioning and implementing strategies to generate new business. From January 1994 until December 2000, he worked for Electronics for Imaging, Inc., a digital imaging and print management company listed on Nasdaq, his last position being Director of Sales and Product Marketing.

Robert T. Westervelt, PhD, has served as our Chief Technology Officer since May 2005 and as our Vice President of Engineering since June 2007. As Chief Technology Officer, Mr. Westervelt is responsible for defining and managing the overall technical direction for our products. As Vice President of Engineering, Mr. Westervelt is responsible for all engineering activity at both the Company's headquarters in El Segundo, CA and Kent, WA facility, Peerless Imaging Products, Inc. Since joining the Company in 1999 as a senior project manager, he has held several key positions including senior software architect and director of engineering, leading engineering projects including software development, new functionality for embedded systems, performance enhancements and system integrations. A seasoned technologist and manager focused on delivering real-world results, he designed the architecture and led the successful design and development of the our first manufactured product, an 80ppm color multi- function copier system with printing, faxing and scanning capabilities. Prior to his tenure at the Company, Mr. Westervelt was vice president of software development for Vista Control System, where he designed the architecture for a distributed control system framework used in a wide range of applications. He was also an accelerator operations physicist for Los Alamos National Laboratory in Los Alamos, New Mexico, one of the primary research centers of the Department of Energy. Mr. Westervelt holds a PhD and MS in Physics from Stanford University, as well as a BS in Physics from Rensselaer Polytechnic Institute.

Elliot M. Shirwo, has served as our General Counsel since May 2005 and as our Corporate Secretary since June 2005. He also serves as a director and officer of certain Peerless subsidiaries. Since September 2004, Mr. Shirwo has represented Peerless as a board member of Peerless Systems K.K. in Tokyo, Japan. From June 2004 to May 2005, Mr. Shirwo served in the capacity as the Company’s acting General Counsel. From November 2002 to June 2004, Mr. Shirwo served as the Company’s Assistant General Counsel. From February 2001 to November 2002, Mr. Shirwo served as the Company’s Associate Counsel. From December 1997 to February 2001, Mr. Shirwo was in private law practice. Mr. Shirwo holds a J.D. from Southwestern University School of Law, as well as a B.A. in History and Art History from University of California, Los Angeles. He is licensed to practice law in the State of California.

Andrew Lombard, has served as Vice President of Corporate Development of the Company since April 2008 and President of Cue Imaging Corp., a subsidiary of the Company, since January 2008. Prior to joining the Company, Mr. Lombard served as Co-Founder, CEO and Chairman of the Board of Protégé Sports Inc., a Digital Media and Sports Internet Company from August 2005 through January 2008. From January 2000 to August 2005, Mr. Lombard served as Founder, CEO and Chairman of airBand Communications, Inc. a privately held wireless communications service provider. From January 1998 to January 2000, Mr. Lombard served as Vice President Corporate Development and General Manager of Adaptive Broadband Corporation (NASDAQ: ADAP), a wireless broadband equipment company. From 1995 to 1997, Mr. Lombard served as Director of Strategy and New Business at Motorola Network Ventures, where he led over $200 million of direct investments and served on the boards of several companies in the United States, Mexico, Brazil, Venezuela, Hong Kong and India. From 1990 to 1995, Mr. Lombard served as an executive at Motorola, leading their wireless communications business in Hong Kong and China. Mr. Lombard was named an Ernst and Young Entrepreneur of the Year Finalist in 2003. He serves on private boards and advises companies in the Internet, IT, Technology, medical, and wireless industries. He holds a B.S. in Electrical Engineering and a B.S. in Computer Engineering from the University of Missouri.

EXECUTIVE COMPENSATION AND OTHER MATTERS

COMPENSATION DISCUSSION AND ANALYSIS

This section contains our discussion and analysis of the principles underlying our executive compensation program, and the policies and decisions resulting in the amounts shown in the executive compensation tables that follow. This discussion is focused on our most senior and highly-compensated executives, sometimes referred to as Named Executive Officers, who are identified in the Summary Compensation Table that follows. “Committee” or “Compensation Committee” means the Compensation Committee of the Board of Directors.

Compensation Objectives and Philosophy

Our compensation program for executive officers is designed to achieve the following objectives:

•	a compensation program should stress the Company's annual performance and increase in value;

•	a compensation program should strengthen the relationship between pay and performance by providing variable, at risk compensation based on predetermined objective performance measures;

•	a compensation program should attract, motivate and retain high quality employees who will enable the Company to achieve its strategic and financial performance goals; and

•	a compensation program should provide an incentive plan that supports a performance-oriented environment, with superior performance resulting in total annual compensation above median levels.

These principles are intended to create a competitive compensation structure that will help attract and retain key management talent, assure the integrity of the Company's executive compensation practices, tie compensation to performance, promote accountability and safeguard the interests of the stockholders.

The Compensation Committee

Committee Members

The Compensation Committee has consisted of Messrs. Bathgate, Brog and Pully since June 12, 2008. The Board has determined that each member of the Committee is "independent" as that term is defined under the rules of Nasdaq. The Committee meets as often as necessary to perform its duties and responsibilities. The Committee held eleven meetings during the fiscal year ended January 31, 2008 ("fiscal 2008"), two of which included sessions without management, and acted by written consent on one occasion.

Role of Committee

The Committee operates under a written charter approved by the Board. A copy of the charter is available at www.peerless.com under Investor Relations - Corporate Governance. The Committee establishes the salaries and other compensation for the Chief Executive Officer and other executive officers of the Company. It also reviews and approves all of the Company's compensation and benefits plans and policies, and administers all of the Company's executive compensation programs, incentive compensation plans and equity-based plans.

Compensation Committee Process

Annual Evaluation

The Committee meets in executive session at the beginning of each fiscal year to (i) evaluate the performance of the Named Executive Officers during the prior fiscal year; (ii) determine their annual bonuses, if any, for the prior fiscal year; (iii) establish their performance goals and objectives for the current fiscal year; (iv) set their base salaries for the current fiscal year; and (v) consider and approve any grants to them of equity incentive compensation. In establishing the performance goals and objectives for the current fiscal year, the Committee discusses with the Chief Executive Officer the Company's strategic objectives and performance targets.

Management's Role in Determining Executive Compensation

The Committee determines the compensation for all the executive officers, including the Named Executive Officers. Richard L. Roll, the Chief Executive Officer plays a role in determining executive compensation since he evaluates employee performance, recommends performance goals and objectives and recommends salary levels and option awards. Mr. Roll also participates in Committee meetings, at the Committee's request, and provides evaluations and compensation recommendations as to senior executive officers, other than himself.

Decision Support

The Company receives various Radford Executive Compensation surveys from AON Consulting Inc. to provide the Committee with historical and current information concerning the compensation practices of companies of comparable size in the Company's industry (“Radford Surveys”). We developed our approach to our executive compensation program, as described below, based on these surveys.

Decision Framework

The Committee does not apply a formulaic approach to setting of individual elements of the Named Executive Officers’ compensation or their total compensation amounts. However, the Committee annually reviews market compensation levels to determine whether the total compensation opportunity for the Company’s Named Executive Officers is appropriate in light of the compensation arrangements at the Company’s peers and makes adjustments when the Committee determines they are needed. For fiscal years 2008 and 2009, this assessment included evaluation of base salary and bonuses against a peer group of high-technology companies provided by AON Consulting, Inc. The basis for selection of companies in the peer group included such factors as revenue, industry, geographic location, and executives with comparable duties. For fiscal year 2008 and 2009, the peer group included over 60 companies in the same industry with annual revenues under $200 million in Southern California and nationwide.

Elements of Executive Compensation

In determining each of the Named Executive Officers total compensation package, the Committee considered the following:

• Company performance: The Company's achievement of a certain amount of target revenue and profit; and the performance goals and objectives for the Company in fiscal 2008 established by the Committee.

• Individual performance: The contribution of each executive officer; the expertise of each executive officer; and the performance goals and objectives to be performed by each executive officer in fiscal 2008.

• Allocation between cash and non-cash component: The number and vesting of outstanding options; the increase in the value of share-based compensation granted to each executive officer in prior years; each element of the compensation of each executive officer for fiscal 2007 compared to fiscal 2008; the reasons the Committee had established the amount of each element of such compensation; and the allocation of bonuses for services rendered in fiscal 2008.

• Other factors: The deductibility of the compensation; the results of Radford Surveys; and the terms of the executives' employment or employment letter agreements, if any.

Base Salaries

The chart below shows the breakdown between fixed pay through the Named Executive Officers' base salaries and variable performance-based pay for fiscal 2008:

Name	Title	Base Salaries (%)	Bonus (%)(4)	Equity Awards (%)(5)	All Other Compensation(%)
Richard L. Roll (1)	President and Chief Executive Officer	38.9%	9.2%	51.6	0.3%

John V. Rigali	Chief Financial Officer and Vice President of Finance	71.3	14.4	13.7	0.6

Edward M. Gaughan	Vice President, Sales & Marketing	62.5	7.7	7.0	22.8

Robert T. Westervelt (2)	Vice President of Engineering and Chief Technology Officer	74.7	9.8	14.6	0.9

Alan D. Curtis (3)	Former Vice President, Corporate Development	69.6	16.8	3.8	9.8

(1)	Richard L. Roll was appointed as President and Chief Executive Officer effective December 15, 2006. Mr. Roll also was appointed as a director of the Board, effective April 17, 2007.

(2)	Upon Eric Random’s resignation on June 12, 2007, the Company appointed Robert T. Westervelt as its Vice President of Engineering, effectively immediately.

(3)	On November 30, 2007, Alan Curtis resigned from his position as Vice President of Corporate Development, effective December 3, 2007.

(4)	The amounts reflect bonuses paid under the Company's annual management cash incentive bonus plan.

(5)
The amounts reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended January 31, 2008, in accordance with SFAS 123(R). See Note 2 to the Company's audited financial statements for the fiscal year ended January 31, 2008, included in the Company's Annual Report on Form 10-K filed with the SEC on May 12, 2008 for a discussion of the relevant assumptions used in calculating grant date fair value pursuant to SFAS 123(R).

In determining base salaries, the Committee considers specific individual criteria in setting salaries, including the executive's scope of responsibility, the results achieved by the executive, the executive's potential, and the Company's performance. To ensure that the base salaries are competitive, the Committee also periodically reviews an independent survey of executive compensation and compares the base salaries to those paid to executives with comparable duties by other companies in the Company’s industry that are of similar size and performance. For fiscal 2008, the Committee considered the results of the Radford Surveys. To the extent that a Named Executive Officer has an employment agreement, such executive's employment agreement specifies a minimum level of base salary for the executive. Base salaries are reviewed annually, and adjusted from time to time to increase salaries to industry levels after taking into account individual responsibilities, experience, performance and potential contributions.

In fiscal year 2008, the Committee did not adjust the base salary for any of the Named Executive Officers. For fiscal 2009, we do not anticipate making any changes to the salaries for the Named Executive Officers.

Bonuses

The annual management incentive cash bonus plan, which provides cash bonuses to executive officers, rewards participants in proportion to Company performance, the performance of a specific business unit or region for which the participants have a direct impact and the results achieved by the participant against pre-determined goals. The Named Executive Officers received their fiscal year 2008 bonuses based on the Company’s achievement of certain revenue and profit targets and on the executive’s achievement of certain individual performance goals.

The Committee established the bonus program for fiscal 2008 in the first quarter of fiscal 2008. Under this program, the Committee determined the allocation and target amount of bonus for each Named Executive Officer, based on a review of the Radford Survey. The Company's target amount of bonuses was based on bonuses paid to officers with comparable duties by companies in the Company's industry that were of a similar size and similar performance. The cash bonus incentives for each executive were weighted 35% to the achievement of a revenue target, 35% to the achievement of a net income target and 30% to the achievement of individual objectives tied to benchmarks in the Company's strategic plan. Bonuses were paid semi-annually based on the achievement of the targets for the corresponding half-year period. The allocation of the payout of bonuses for each half-year period was pro-rated based on revenue projections for the corresponding half-year period. A threshold of 91% of the revenue and net income targets must have been met before executives were eligible for any incentive cash bonus payout. New acquisition revenue streams and any related costs and expenses were removed before calculating bonuses. If the threshold of 91% was met, 10% of the target bonus for the executive were payable. The percentage of payout increased 10% for each 1% achieved above the 91% threshold. Therefore, if 100% of the revenue and net income targets were met, the executives were eligible to earn 100% of the target bonus weighted 35% for the revenue target and 35% for the net income target. The Chief Executive Officer had some discretion in determining achievement of individual responsibility goals for Named Executive Officers (other than himself), which affected whether the executive was entitled to receive the portion of his bonus which was weighted 30% to the achievement of individual objectives. If the revenue and net income targets were exceeded at the end of the fiscal year, payout of bonuses at the end of the year were increased by 1% for each 1% increase in the revenue or net income targets to 105%. Beyond 105% the payout increased 2% for each 1% increase in the revenue or net income targets.

In the first quarter of fiscal 2008, the Committee also approved the corporate strategic objectives for each of the following officers:

•
Mr. Roll (his ability to identify strategic joint ventures and relationships with potential partners in line with the Company's strategy to focus on the solution software application area and the all-in-one or AIO market place, identify possible acquisition targets, execute a new development and sublicensing agreement with Adobe and facilitate the renewal of an agreement with Kyocera-Mita Corporation);

•
Mr. Rigali (his ability to complete due diligence on possible acquisition targets or joint venture partners in the AIO market place, control expenses, maintain an unqualified opinion with respect to the Company's financial statements and maintain no adjustments);

•	Mr. Gaughan (his ability to identify and meet with potential AIO joint venture partnerships, manage customer revenue concentration risk, obtain new business and control expenses); and

•
Mr. Curtis (his ability to identify and meet with potential acquisition targets, develop business plans for any potential acquisitions, control expenses and coordinate with the Vice President of Sales to communicate product offerings to customers).

In keeping with the Committee's compensation philosophy that each executive officer's bonus and equity incentives should be designed to motivate that executive to achieve the performance goals and objectives established by the Committee and to align the interests of the executive officers with those of stockholders, for fiscal 2008, the Committee awarded the following earned bonuses as of January 31, 2008: Mr. Roll $80,490; Mr. Rigali $35,981; Mr. Gaughan $24,500 and $73,232 (in the form of sales commissions); Mr. Westervelt $24,830; and Mr. Curtis $47,850.

Generally, the Committee sets the performance targets and objectives so that the relative difficulty of achieving the targets and objectives is consistent from year to year. Performance targets are established at levels that are achievable but require better than expected planned performance for each executive.

Equity Incentives

The primary purposes of the equity incentives are to align the interest of the Company's executive officers and other management with those of the Company's stockholders and to maximize stockholder value and the incentives to executives and other management in the execution of their day to day duties. The Company’s primary form of long-term incentive compensation is stock option grants granted under the Peerless Systems Corporation 2005 Incentive Award Plan (the "2005 Plan"). Grants of stock options under the 2005 Plan are designed to provide executive officers with an opportunity to share, along with stockholders, in the long-term performance of the Company.

The Committee grants stock options with exercise prices not less than the fair market value of the Company’s Common Stock on the date immediately preceding the date of grant. The Company periodically grants stock options to eligible employees, with additional grants being made to certain employees upon commencement of employment and, occasionally, following a significant change in job responsibilities, scope or title. Stock options granted under the Company’s compensation plans generally have a four-year vesting schedule and generally expire ten years from the date of the grant. Guidelines for the number of stock options granted to each executive officer are determined using a procedure approved by the Committee based on several factors, including the Company’s performance, the performance of a specific business unit or region for which the grantee has a direct impact, the scope of the grantee’s responsibilities, the results achieved by the grantee and the grantee’s potential.

On February 13, 2007, Mr. Curtis, Mr. Gaughan, Mr. Rigali, and Mr. Westervelt were granted options to purchase 15,000, 15,000, 10,000, and 15,000 shares respectively. On April 10, 2007, Mr. Rigali, Mr. Gaughan and Mr. Westervelt were each granted options to purchase 25,000, 35,000 and 25,000 shares respectively. The options had an exercise price equal to the closing price of the Company's Common Stock on the date immediately preceding the date of grant. The option grant will vest at a rate of 25% per year over four years on each anniversary of the date of grant.

Post-Termination and Change in Control payments

Certain of the Company’s executive officers are entitled to payments and/or other benefits in the event of their termination after a change in control of the Company. The Committee believes this double trigger requirement maximizes stockholder value because this structure would prevent an unintended windfall to management in the event of a friendly (non-hostile) change in control, which could be a transaction maximizing stockholder value. The Committee believes that these post-termination and change in control arrangements are an important part of overall compensation for our Named Executive Officers because they help to secure the continued employment and dedication of our Named Executive Officers, notwithstanding any concern that they might have regarding their own continued employment prior to or following a change in control.

For a further description of these arrangements, see "Potential Payments Upon Termination or Change in Control."

Tax and Accounting Implications

Deductibility of Compensation

Under Section 162(m) of the Code, a public company generally will not be entitled to a deduction for non-performance-based compensation paid to certain executive officers to the extent such compensation exceeds $1.0 million. Special rules apply for "performance-based" compensation, including the approval of the performance goals by the stockholders of the Company. Since the Company's historical levels of executive compensation have been substantially less than $1.0 million per employee annually, the Committee has not yet established a policy with respect to qualifying compensation to the Company's executive officers for deductibility under Section 162(m) of the Code.

Accounting for Share-Based Compensation

Beginning on January 31, 2006, the Company began accounting for share-based compensation in accordance with the requirements of SFAS 123(R).

Conclusion

The Committee believes that the Company's compensation policies support the Committee's compensation philosophy that compensation programs should reflect the value created for stockholders while supporting the Company's business strategies and long-range plans. The Committee believes that for fiscal 2008, the total compensation package for each of the Named Executive Officers is competitive with the total compensation paid to executives with comparable duties by other companies in the Company's industry that are of similar size and performance. In addition, the Committee believes that the bonus and equity incentives help motivate the executive to achieve specific performance goals and objectives established by the Committee and align the executive's interests with those of the Company’s stockholders.

SUMMARY COMPENSATION TABLE

The table below summarizes the total compensation paid or earned by each of the following officers (the “Named Executive Officers”) for the fiscal year ended January 31, 2008.

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($)(1) (e)	Option Awards ($)(1) (f)	Non-Equity Incentive Plan Compensation ($) (g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (h)	All Other Compen- sation ($)(2)(3) (i)	Total ($) (j)
Richard L. Roll President and Chief Executive Officer	2008 2007	340,000 40,538	80,490 —	50,179 —	400,175 45,796	— —	— —	2,365 34,020	873,210 120,354
John V. Rigali Chief Financial Officer and Vice President of Finance	2008 2007	178,308 123,231	35,981 —	— —	34,252 14,413	— —	— —	1,446 3,765	249,987 141,409
Edward M. Gaughan Vice President, Sales & Marketing	2008 2007	200,000 200,000	24,500 —	— —	22,494 11,735	— —	— —	73,232 57,919	320,226 269,654
Bob Westervelt Vice President, Engineering and Chief Technology Officer	2008 2007	188,183 181,922	24,830 30,500	— —	36,740 39,519	— —	— —	2,216 1,506	257,969 253,447
Alan D. Curtis (4) Vice President, Corporate Development	2008 2007	196,734 197,692	47,850 30,500	— —	10,360 10,120	— —	— —	27,823 89,570	282,497 327,882

(1)
The amounts in column (e) and (f) reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended January 31, 2007 and 2008, in accordance with SFAS 123(R). See Note 2 to the Company's audited financial statements for the fiscal year ended January 31, 2008, included in the Company's Annual Report on Form 10-K filed with the SEC on May 12, 2008, for a discussion of the relevant assumptions used in calculating grant date fair value pursuant to SFAS 123(R).

(2)	The bonuses paid under the Company's annual management incentive cash bonus plan is reflected in column (d).

(3)
Certain of the Company's executive officers receive personal benefits in addition to salary and cash bonuses, including, but not limited to, consulting services, accrued health insurance, non-qualified stock option exercise, and paid vacation. The amount shown in column (i) for "All Other Compensation" consists of the following:

(4)	On November 30, 2007, Alan Curtis resigned from his position as Vice President of Corporate Development, effective December 3, 2007.

	Year	Mr. Roll	Mr. Rigali	Mr. Gaughan	Mr. Westervelt	Mr. Curtis
Consulting Services	2008	—	—	—	—	—
	2007	14,385	—	—	—	—
Employer 401K Contribution	2008	2,365	1,446	—	2,216	1,231
	2007	1,635	3,765	—	1,506	2,087
Non-Qualified Stock Option Exercise	2008	—	—	—	—	—
	2007	—	—	—	—	87,483
Commissions	2008	—	—	73,232	—	—
	2007	—	—	57,919	—	—
Accrued Bonus	2008	—	—	—	—	—
	2007	18,000	—	—	—	—
Paid Vacation	2008	—	—	—	—	26,592
	2007	—	—	—	—	—
Board of Director Fees	2008	—	—	—	—	—
	2007	—	—	—	—	—
Total	2008	2,365	1,446	73,232	2,216	27,823
	2007	34,020	3,765	57,919	1,506	89,570

Narrative to Summary Compensation Table

Employment Agreements

Employment Agreement with Richard L. Roll

Effective June 12, 2008, the Company entered into a letter agreement with Richard L. Roll, the Company’s President and Chief Executive Officer. The letter agreement supersedes and terminates that certain letter agreement, dated as of December 12, 2006, by and between the Company and Mr. Roll, as amended on May 17, 2007. Effective July 1, 2008, the Company and Mr. Roll entered into an amendment to his letter agreement, which provides that (i) Mr. Roll will be nominated as a director of the Company for the 2008 Annual Meeting and for successive meetings provided that he continues to be President and Chief Executive Officer of the Company and (ii) in the event that Mr. Roll is no longer President and Chief Executive Officer of the Company, Mr. Roll agrees to immediately resign from his position as a director of the Company.

Pursuant to the terms of the letter agreement, Mr. Roll is entitled to (i) receive an annual base salary of $340,000, (ii) a total target bonus of $180,000, (iii) the Company’s executive benefits package including medical, dental, vision, disability, group life insurance and long-term care plans, a 401(k) plan and a flexible spending (cafeteria) plan, and four weeks of paid vacation including eligibility for ten paid holidays, (iv) certain severance payments in the event Mr. Roll’s employment with the Company is terminated without cause (as defined below) or due to his disability or death (as defined below) and (v) full vesting, as of April 30, 2008, of the 200,000 shares of restricted common stock of the Company issued to Mr. Roll on September 24, 2007 (as described below). Except as expressly modified by the letter agreement, the terms and conditions of that certain Stock Option Agreement covering the time vested option (as described below) to purchase 600,000 shares of common stock granted to Mr. Roll continue to remain in full force and effect.

Except for $18,000 and $27,000 received by Mr. Roll as guaranteed bonus payments for fiscal 2007 and 2008, respectively, Mr. Roll's bonus is contingent upon the achievement of both company and individual performance goals, which are set annually by the Committee. The bonus payments for each subsequent year will vest in accordance with the Company's executive bonus plan.

Time-Vested Option for Mr. Roll

In connection with his appointment as President and Chief Executive Officer, Mr. Roll was granted on December 15, 2006 a time-vested stock option to purchase 600,000 shares of the Company's Common Stock (the "Time-Vested Option"). The per share exercise price of the Time-Vested Option was the closing price of the Company's Common Stock on the date of grant ($2.84). The Time-Vested Option will vest over a four-year period, with 25% vesting on the first anniversary of employment, and with the remainder vesting monthly in equal installments over the subsequent 36 months, subject to Mr. Roll's continued employment with the Company. The vesting and exercisability of Mr. Roll's Time-Vested Option upon termination of employment and a change in control is discussed under "Potential Payments Upon Termination and Change in Control." The Time-Vested Option was not granted under the 2005 Plan.

Restricted Stock for Mr. Roll

In connection with his appointment, Mr. Roll was granted on December 15, 2006 a price-contingent option to purchase 400,000 shares of the Company's Common Stock (the "Price-Contingent Option"). On September 24, 2007, the Board unanimously approved the Compensation Committee’s recommendation that Mr. Roll be issued 200,000 shares of restricted stock (“Restricted Stock”) under the Company’s 2005 Plan and that the Price Contingent Option to purchase 400,000 shares of the Company’s Common Stock granted to him in connection with his employment be cancelled. Under the Restricted Stock Agreement dated September 24, 2007 between Mr. Roll and the Company, the Restricted Stock are to vest at the end of four years, provided that Mr. Roll remains a full-time employee during such four year period and the vesting period of the Restricted Stock has not been accelerated. The vesting period of the Restricted Stock was scheduled to be accelerated upon the occurrence of the following conditions: 1) the death or disability of Mr. Roll; 2) Mr. Roll’s employment relationship is terminated by the Company without cause; 3) the Company changes Mr. Roll’s title, effectuates a significant change in his duties, effectuates a reduction in his present base salary, or relocates its principal place of business to a location that is 25 miles more than from the distance between his current residence and the Company’s existing offices; 4) the Company undergoes a transaction where there is a sale of the Company’s assets or a merger, business transaction or such other similar transaction, the consummation of which requires the approval of the Company’s shareholders under Delaware law; 5) the acquisition by any person, entity or group (other than the Company, its subsidiaries or any employee benefit plan of the Company) of 50% or more of the combined voting power of the Company’s then outstanding securities. The Restricted Stock became fully vested as of April 30, 2008.

Employment Letter Agreement with John Rigali

In connection with his appointment as Chief Financial Officer and Vice President of Finance, Mr. Rigali entered into an employment letter agreement with the Company on May 18, 2006. Pursuant to his letter agreement, Mr. Rigali will receive an annual salary of $180,000. He was also granted options to purchase 25,000 shares of the Company's Common Stock on June 6, 2006. The options have an exercise price equal to the closing price of the Company's Common Stock on the day immediately preceding the date of grant. The option grant will vest at a rate of 25% per year for the first four years of Mr. Rigali’s employment, on each anniversary of the date of grant.

Indemnification Agreements

In addition, the Company has entered into indemnification agreements with certain of its executive officers that may require the Company to indemnify such officers against liabilities that may arise by reason of the officers’ status or service.

Employee Benefit Plans

The purpose of the 2005 Plan is to provide additional incentive for directors, key employees and consultants to further the growth, development and financial success of the Company and its subsidiaries by personally benefiting through the ownership of the Company's Common Stock, or other rights which recognize such growth, development and financial success. The 2005 Plan is administered by the Compensation Committee. The 2005 Plan provides that the administrator may grant or issue stock options, stock appreciation rights, restricted stock, restricted stock units, deferred stock, dividend equivalents, performance awards and stock payments, or any combination thereof. Awards granted under the 2005 Plan generally may not be transferred other than by will or the laws of descent and distribution or, subject to the consent of the administrator of the 2005 Plan, pursuant to a domestic relations order. The applicable award agreement will contain the period during which the right to exercise the award in whole or in part vests. At any time after the grant of an award, the administrator may accelerate the period during which the award vests. Generally, an option may only be exercised while the grantee remains our employee, director or consultant or for a specified period of time following the participant's termination of employment, directorship or the consulting relationship. As of January 31, 2008, 2,613,458 shares have been issued on the exercise of options granted, and 3,672,401 shares were subject to options granted under the 2005 Plan.

Salary and Bonus in Proportion to Total Compensation

See “Compensation Discussion and Analysis” for the breakdown between fixed pay through the executives’ base salaries and variable performance-based pay for fiscal 2008.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth certain information regarding equity-based awards held by each of the Named Executive Officers as of January 31, 2008.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexer-cised Options (#) Exercis-able	Number of Securities Underlying Options (#) Unexercis-able	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Inventive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Richard L. Roll (1)	162,798	437,502	437,502	2.84	12/15/2016	200,000	476,000	200,000	476,000

John V. Rigali (2)	6,250 — —	18,750 10,000 25,000	18,750 10,000 25,000	6.13 2.43 2.34	6/6/2016 2/12/2017 4/9/2017	—	—	—	—

Edward M. Gaughan (2)	61,000	25,000	25,000	1.28	6/1/2014	—	—	—	—

Robert Westervelt (2)	7,000 20,000 938 5,000 2,812 11,250 25,000 — —	— — — — 938 3,750 25,000 15,000 25,000	— — — — 938 3,750 25,000 15,000 25,000	6.625 1.21 1.15 1.29 1.63 1.33 3.59 2.43 2.34	4/12/2009 7/22/2012 8/27/2012 11/25/2012 8/4/2010 9/30/2014 7/20/2015 2/12/2017 4/9/2017	— — — — — — — — —	— — — — — — — — —	— — — — — — — — —	— — — — — — — — —

Alan D. Curtis (2)	8,000 3,750 22,000 100,000 15,000 10,000 25,000 37,500 _	— _ _ _ _ _ _ 12,500 15,000	— _ _ _ _ _ _ 12,500 15,000	4.88 12.63 13.63 1.63 1.22 1.21 2.10 1.33 2.43	3/3/2008 3/3/2008 3/3/2008 3/3/2008 3/3/2008 3/3/2008 3/3/2008 3/3/2008 3/3/2008	— — — — — — — — —	— — — — — — — — —	— — — — — — — — —	— — — — — — — — —

(1)
Mr. Roll's options vest in accordance with the vesting schedule described under "Compensation Discussion and Analysis – Time Vested Option for Mr. Roll." Mr. Roll’s restricted stock vested fully as of April 30, 2008.

(2)	The options for the Named Executive Officer vest 25% over four years, on each anniversary of the date of grant.

OPTION EXERCISES AND STOCK VESTED

The following table sets forth certain information regarding exercises of options and vesting of restricted stock held by the Named Executive Officers during the year ended January 31, 2008.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Richard L. Roll	—	—	—	—

John V. Rigali	—	—	—	—

Edward M. Gaughan	—	—	—	—

Robert Westervelt	—	—	—	—

Alan D. Curtis	30,000	36,300	—	—

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The potential payments upon termination or change in control are governed by the Named Executive Officers' employment agreements (to the extent such officer has an agreement) and the change in control severance agreements, as described below. The 2005 Plan provides that generally an award under the 2005 Plan is exercisable only while the holder is an employee, consultant or independent director, provided however that the Compensation Committee, in its sole discretion may provide for the award to be exercisable for a period of time following termination.

Potential Payments Upon Termination for Richard L. Roll

Upon the termination of Mr. Roll’s employment by the Company, other than for cause (as defined below), or in the event of Mr. Roll’s death or disability (as defined below), but subject to Mr. Roll’s execution and delivery of a general release in favor of the Company, Mr. Roll will be entitled to receive the following severance payments and benefits:

•
a lump sum payable within ten (10) business days after Mr. Roll’s termination, death or disability equal to the sum of Mr. Roll’s monthly base salary plus $15,000 multiplied by the number of months in the severance period (as defined below);

•	all of Mr. Roll’s unvested stock options in the Company will immediately vest and be exercisable within twelve (12) months after the date of such termination, death or disability;

•
continued health insurance (i.e., medical, dental and vision) benefits for Mr. Roll and his family during the period commencing on the date of Mr. Roll’s termination, death or disability and continuing for a period equal to the severance period; and

•
unpaid salary plus a proration of Mr. Roll’s earned and unpaid target bonus through the date of Mr. Roll’s termination, death or disability, payable within ten (10) business days after Mr. Roll’s termination, death or disability.

As used in Mr. Roll’s letter agreement, (a) “cause” means (i) willful and continued failure by Mr. Roll to perform his duties (other than any such failure resulting from his incapacity due to physical or mental illness or disability), (ii) willful commission of an act of fraud or dishonesty resulting in economic or financial injury to the Company, (iii) conviction of, or entry by Mr. Roll of a guilty or no contest plea to, the commission of a felony or a crime involving moral turpitude, (iv) a willful breach by Mr. Roll of his fiduciary duty to the Company which results in economic or other injury to the Company, or (v) willful and material breach of Mr. Roll’s confidentiality obligations, (b) “severance period” means a number of months equal to the greater of (x) the difference of 24 months less the number of full months that have past since the date of the agreement or (y) 12 months; and (c) “disability” means a physical or mental illness, injury, or condition that results in Mr. Roll ceasing to be able to perform substantially all of his duties under the letter for at least ninety (90) consecutive calendar days or for at least one hundred twenty (120) calendar days, whether or not consecutive, in any three hundred and sixty-five (365) calendar day period, as certified by a physician selected by the Board in good faith.

Mr. Roll’s letter agreement also requires the Company to deposit $300,000 into an escrow account to cover any and all tax liabilities for which Mr. Roll or his estate becomes liable under Section 280G of the Internal Revenue Code of 1986, as amended, in connection with the severance payments and the payments to Mr. Roll from the escrow.

Potential Payments Upon Termination or Change in Control for Messrs. Gaughan, Westervelt and Rigali

Payment Upon a Change in Control

The Company has entered into change in control severance agreements with Messrs. Gaughan, Westervelt and Rigali. The change in control severance agreements provide our executive officers with enhanced benefits in the case of a change in control where: (i) the executive is terminated within 18 months following the change in control, other than for "cause" (as defined), or  the executive terminates his employment for "good reason" (as defined) within 18 months following the change in control or (ii) such change in control is consummated (A) with a party with whom the Company has entered into a non-disclosure agreement for the purpose of consummating a change in control transaction while the executive was employed by the Company and (B) within one (1) year following the termination of the executive’s employment by the Company without "cause" (as defined). Upon such events, the executives are entitled to severance compensation and benefits, including those set forth below.

•	A lump sum payment equal to one times base salary.

•	A lump sum payment equal to one times bonus at expected value.

•	Full vesting of unvested stock options.

•	Continued medical and dental insurance benefits substantially similar to those provided to the executive and his eligible family members for one year.

As used in these change in control severance agreements, "cause" means:

•	willful and continued failure by the executive to perform his duties (other than due to incapacity due to physical or mental illness or disability);

•	willful commission of an act of fraud or dishonesty resulting in economic or financial injury to the Company;

•	conviction of, or entry by the executive of a guilty or no contest plea to, the commission of a felony or a crime involving moral turpitude;

•	willful breach by the executive of his fiduciary duty to the Company which results in economic or other injury to the Company; or

•	willful and material breach of the executive's confidentiality and non-solicitation covenants.

The Company will provide written notice to the executive of its determination that "cause" exists and give the executive an opportunity to cure such cause and to have the matter heard by the Board.

As used in these change in control severance agreements, "good reason" means:

•	the assignment to the executive of any duties materially inconsistent with the executive's position, authority, duties and responsibilities;

•	reduction in the executive's salary or targeted bonus opportunity;

•	relocation of the Company's offices to more than 30 miles from the prior location;

•	the Company's failure to obtain a satisfactory agreement from any successor to assume and agree to perform the agreement; or

•	the Company's failure to cure a material breach of its obligations under the agreement.

Each change in control severance agreement has a three year term; provided, however, that the agreements automatically extend for one additional year on the third anniversary of the agreement’s effective date and on each subsequent anniversary, unless either the executive or the Company elects not to so extend the term of the agreement by notifying the other party, in writing, of such election not less than ninety (90) days prior to the last day of the term as then in effect.

Under the change in control severance agreements, a "change in control" would occur in the following situations:

•	the acquisition by any person of 50% of more of the combined voting power of the Company's then outstanding securities;

•	a change, during any period of two consecutive years, in a majority or more of the Board, if the new members have not been approved by at least two-thirds of the incumbent Board;

•
the consummation by the Company of a merger, consolidation, reorganization or business combination of the Company, a sale of all or substantially all of the Company's assets or the acquisition of assets or stock of another entity, in each case other than a transaction in which the voting securities of the Company immediately prior thereto continue to represent at least 50% of the combined voting power of the outstanding securities of the surviving entity; or

•	a liquidation or dissolution of the Company.

If any payment or distribution to or for the benefit of the executive (whether paid or payable or distributed or distributable) pursuant to the terms of the agreements or otherwise would constitute a “parachute payment” within the meaning of Section 280G of the Code the payments will be reduced to the extent necessary so that no portion of the payments are subject to an excise tax, but only if, by reason of such reduction, the net after-tax benefit to the executive exceeds the net after-tax benefit to the executive if no reduction was made.

The change in control severance agreements also provide that during the term of the executive's employment and for one year immediately following the termination date, the executive shall not, without the prior written consent of the Company, divulge any confidential information concerning the Company, unless required by law. During the term of the executive's employment and for one year immediately following the termination date, the executive shall also not directly or indirectly solicit or induce other parties doing business with the Company.

Pursuant to the 2005 Plan, in the event of a change in control, each outstanding award shall be assumed or an equivalent award substituted by the successor corporation or a parent or subsidiary of the successor corporation. If the successor corporation refuses to assume or substitute for the award, the Committee may cause any or all of such awards to become fully exercisable immediately prior to the consummation of the transaction. If the Committee causes the awards to become fully vested, such awards are exercisable for 15 days from such notice and will terminate upon the expiration of the 15-day period.

The following table shows the potential payments upon termination or a change in control of the Company for each of the Named Executive Officers assuming each of the Named Executive Officer's employment was terminated on January 31, 2008, and assuming that the change in control occurred at January 31, 2008 (and in the case or Mr. Roll, his current employment agreement was effective as of prior to January 31, 2008). These disclosed amounts are estimates only and do not necessarily reflect the actual amounts that would be paid to the Named Executive Officers, which would only be known at the time they become eligible for such payments.

Name	Voluntary Termination (1)(6)	Termination With Cause (1)(6)	Termination Without Cause (1)(2)(6)	Change in Control (3)(6)	Death (1) (4)(6)	Disability (1) (5)(6)

Richard L. Roll	28,843	28,843	374,634	525,791	28,843	28,843

John V. Rigali	22,017	22,017	22,017	287,022	22,017	22,017

Edward M. Gaughan	55,602	55,602	55,602	275,736	55,602	55,602

Robert Westervelt	22,676	22,676	22,676	263,736	22,676	22,676

Alan D. Curtis	—	—	—	274,777	—	—

(1)
Excludes the value of vested options and accelerated unvested options as of January 31, 2008, calculated by multiplying the number of underlying vested options and accelerated unvested options by the difference between the exercise price and the closing price of our Common Stock on January 31, 2008 ($2.38). Options held by Mr. Roll and Mr. Rigali were “underwater” as of January 31, 2008 and were excluded from the calculation. The table below summarizes these potential values:

Name	Aggregate Vested Value	Aggregate Accelerated Unvested Value (Change in Control)

Richard L. Roll	—	476,000

John V. Rigali	—	1,000

Edward M. Gaughan	67,100	27,850

Robert Westervelt	44,909	5,969

Alan D. Curtis	150,975	13,125

(2) The table below reflects the estimate of the payments and benefits that each Named Executive Officer would receive assuming each of the Named Executive Officers' employment was terminated without "cause" on January 31, 2008 (and in the case or Mr. Roll, his current employment agreement was effective as of prior to January 31, 2008). These disclosed amounts are estimates only and do not necessarily reflect the actual amounts that would be paid to the Named Executive Officers, which would only be known at the time they become eligible for such payments.

Name	Base Salary	Bonus	Vacation Payout	Other	Medical Benefits Continuation (a)

Richard L. Roll	340,000	—	23,612	5,231	5,791

John V. Rigali	—	—	19,248	2,769	—

Edward M. Gaughan	—	—	52,525	3,077	—

Robert Westervelt	—	—	19,676	3,000	—

Alan D. Curtis	—	—	—	—	—

(a)	Reflects the estimated lump sum value of premiums to be paid on behalf of the executive under the medical benefit plans for the relevant periods.

(3)
This amount includes the value of the accelerated vesting of unvested options of 25,000 shares for Mr. Rigali, 48,750 shares for Mr. Gaughan, 69,688 shares for Mr. Westervelt, and 37,500 shares for Mr. Curtis assuming a change in control occurs on January 31, 2008.

(4)	Includes the estimated present value of the proceeds payable to the executive's beneficiaries upon his death.

(5)	Includes the estimated lump sum present value of all future payments which the executive would be entitled to receive under the Company's disability program.

(6)
Includes the estimated present value of the proceeds payable to the executive’s vacation payouts and unpaid earned salary as of January 31, 2008, and amounts payable under change in control severance agreements or employment agreements, as applicable.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company registered pursuant to Section 12 of the Exchange Act. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. The information contained in this paragraph regarding compliance with Section 16(a) is based solely on a review of the copies of such reports furnished to the Company by the executive officers, directors and 10% stockholders. The Company believes that, during the fiscal year ended January 31, 2008, all of the executive officers, directors and 10% stockholders timely complied with all applicable Section 16(a) filing requirements, except for: (i) Edward M. Gaughan, our Vice President of Sales and Marketing; (ii) William B. Patton Jr., our former Chairman of the Board; (iii) Robert T. Westervelt, our Chief Technology Officer and Vice President of Engineering; (iv) John V. Rigali, our Chief Financial Officer and Vice President of Finance; and (v) John C. Reece, our former director, who each filed one form 4 with respect to one transaction on an untimely basis.

CODE OF BUSINESS CONDUCT AND ETHICS

The Company has adopted a Code of Business Conduct and Ethics that applies to the Company’s officers, directors and employees. Our Code of Business Conduct and Ethics, as applied to our Chief Executive Officer, senior financial officers, principal accounting officer, controller and other senior financial officers is intended to comply with the requirements of Section 406 of the Sarbanes-Oxley Act. A copy of our Code of Business Conduct and Ethics is available on the Company’s website at www.peerless.com. In addition, a copy of the Code of Business Conduct and Ethics will be provided without charge upon request to the Company. The Company intends to timely disclose any amendments to or waivers of certain provisions of our Code of Business Conduct and Ethics applicable to our Chief Executive Officer, senior financial officers, principal accounting officer, controller and other senior financial officers on our website at www.peerless.com within four business days or as otherwise required by the SEC or Nasdaq.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policy Regarding Related Person Transactions

The Board has adopted a written policy which requires the Audit Committee to review and approve or ratify any transaction (a "related person transaction") in which the Company was, or is to be, a participant and in which any director, executive officer, nominee for director or beneficial owner of more than 5% of the outstanding shares of Common Stock of the Company, or any immediate family member of any such person, has a direct or indirect material interest. The policy requires the following:

•
the Audit Committee shall review any proposed agreement or arrangement relating to a related person transaction or series of related person transactions, and any proposed amendment to any such agreement or arrangement;

•
the Audit Committee shall establish standards for determining whether the transactions covered by such proposed agreement or arrangement, are on terms no less favorable to the Company than could be obtained from an unrelated third party ("fair to the Company");

•
before the Company enters into any such proposed agreement or arrangement, and at least annually thereafter, the Company's internal audit function shall report to the Audit Committee whether the transactions covered by such agreement or arrangement are fair to the Company under the standards established by the Audit Committee;

•
the Audit Committee shall not pre-approve, and shall make all reasonable efforts (taking into account the cost thereof to the Company) to cancel or cause to be renegotiated, any such agreement or arrangement which is not so determined to be fair to the Company; and

•	the Company shall disclose any related person transactions required to be disclosed by the rules promulgated by the SEC, in the manner so required.

The Company had no related party transactions in an amount exceeding $120,000 in fiscal 2008. The Audit Committee reviews and approves or ratifies all related person transactions in accordance with the procedures set forth above, as the same may be amended from time to time. The Company believes that all related person transactions currently are on terms no less favorable to the Company than could be obtained from an unaffiliated third party.

OTHER MATTERS

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying WHITE proxy to vote on such matters in accordance with the recommendations of the majority of the Board.

Proposals by stockholders to be presented at the Company’s 2009 annual meeting must be received by the Company, c/o Secretary, at 2381 Rosecrans Avenue, El Segundo, CA 90245, no later than March 9, 2009, in order to be considered for inclusion in the Company’s proxy statement and form of proxy for such meeting; provided, however, that if the date of the 2009 annual meeting is changed by more than 30 days from the date of the 2008 Annual Meeting, then in order for a proposal by a stockholder to be considered timely for inclusion in the Company’s proxy statement and form of proxy for the 2009 Annual Meeting, such proposal must be received by the Company a reasonable time before the Company begins to print and send its proxy materials.

Furthermore, pursuant to the Company’s Bylaws, proposals by stockholders submitted outside the process of Rule 14a-8 under the Exchange Act may be considered untimely and ineligible to properly come before the Company’s 2009 annual meeting if such proposal is not submitted between 60 and 90 days prior to August 11, 2009; provided, however, if the date of the 2009 annual meeting is advanced or delayed more than 30 days from August 11, 2009, in order for a stockholder proposal to be timely, it must be received by the Company not earlier than the close of business on the 90th day prior to the 2009 annual meeting and not later than the close of business on the later of the 60th day prior to the 2009 annual meeting or in the event public announcement of the date of the 2009 annual meeting is first made by the Company fewer than 70 days prior to the date of the 2009 annual meeting, the close of business on the 10th day following the day on which public announcement of the date of the 2009 annual meeting is first made by the Company. Upon any determination that the date of the 2009 annual meeting will be advanced or delayed by more than 30 days from the date of the 2009 annual meeting, the Company will disclose the change in the earliest practicable Quarterly Report on Form 10-Q.

In accordance with our Bylaws, to properly bring a matter of business before the annual meeting, a stockholder has to deliver a stockholder's notice to the Secretary of the Company containing: (a) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting; (b) the name, address, as they appear on the Company's books, of the stockholder; (c) the class and number of shares of the Company which are beneficially owned by the stockholder; (d) any material interest of the stockholder in such business; and (e) any other information that is required to be provided by the stockholder pursuant to Regulation 14A under the Exchange Act.

SEC rules also govern a company's ability to use discretionary proxy authority with respect to stockholder proposals that were not submitted by the stockholders in time to be included in the proxy statement. In the event a stockholder proposal is not submitted to the Company prior to May 9, 2009, the proxies solicited by the Board for the 2009 annual meeting of stockholders will confer authority on the proxyholders to vote the shares in accordance with the recommendations of the Board if the proposal is presented at the 2009 annual meeting of stockholders without any discussion of the proposal in the proxy statement for such meeting. If the date of the 2009 annual meeting is advanced or delayed more than 30 days from the date of the 2009 annual meeting, then the proxyholders will hold discretionary authority with respect to stockholder proposals that are not submitted to the Company within a reasonable time before the Company mails its proxy materials for the 2009 annual meeting.

Stockholders may nominate candidates for the Board at an annual meeting. Stockholders who wish to request that the Nominating and Corporate Governance Committee consider a candidate for the 2009 annual meeting should follow the procedures identified under "Procedures for Stockholder Nomination."

INCORPORATION BY REFERENCE

Notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act or the Securities Exchange Act that might incorporate all or portions of our filings, including this Proxy Statement, with the SEC, in whole or in part, the Audit Committee Report contained in this Proxy Statement shall not be deemed to be incorporated by reference into any such filing or deemed filed with the SEC under the Securities Act or the Securities Exchange Act. Information on our website, other than our proxy statement and form of proxy, is not part of the proxy soliciting materials and is not incorporated herein by reference.

AVAILABLE INFORMATION

The Company is required to file annual, quarterly and current reports and other information with the SEC. You can read the Company’s filings with the SEC over the Internet at the SEC’s website at www.sec.gov. You may read and copy any document filed with the SEC, or obtain copies of the documents at prescribed rates at the SEC’s Public Reference Room at 100 F Street N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. The Company’s SEC filings are also available at the office of Nasdaq. For further information on obtaining copies of the Company’s public filings at Nasdaq, you should call (212) 656-5060. A copy of the Company’s Annual Report on Form 10-K, as amended, for the fiscal year ended January 31, 2008 filed with the SEC is available without charge upon written request to: Corporate Secretary, Peerless Systems Corporation, 2381 Rosecrans Avenue, El Segundo, California 90245.

By Order of the Board of Directors

Richard L. Roll
Chief Executive Officer, President & Director

July 7, 2008

PLEASE RETURN YOUR WHITE PROXY CARD AS SOON AS POSSIBLE. UNLESS A QUORUM CONSISTING OF A MAJORITY OF THE OUTSTANDING SHARES ENTITLED TO VOTE AT THE ANNUAL MEETING IS REPRESENTED AT THE ANNUAL MEETING, NO BUSINESS CAN BE TRANSACTED. PLEASE ACT PROMPTLY TO ENSURE THAT YOU WILL BE REPRESENTED AT THE ANNUAL MEETING.

WHITE PROXY CARD

PEERLESS SYSTEMS CORPORATION

ANNUAL MEETING OF STOCKHOLDERS

August 11, 2008
9:00 a.m.
2381 Rosecrans Avenue
El Segundo, CA 90245

Peerless Systems Corporation
2381 Rosecrans Avenue
El Segundo, CA 90245

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders to be held on August 11, 2008 and appoints Richard L. Roll and Elliot M. Shirwo, or either one of them, with full power of substitution, as proxy for the undersigned, to vote all shares of Common Stock, $.001 par value per share, of Peerless Systems Corporation, owned of record by the undersigned, with all powers the undersigned would have if personally present at the Annual Meeting of Stockholders of Peerless Systems Corporation to be held on August 11, 2008 at 9:00 a.m. (Pacific Daylight Time) at 2381 Rosecrans Avenue, El Segundo, California 90245, and any adjournments or postponements thereof for any purpose.

If no choice is specified, the proxy will be voted FOR all nominees and item 2.

THIS WHITE PROXY CARD, WHEN PROPERLY SIGNED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS GIVEN, THIS WHITE PROXY CARD WILL BE VOTED IN FAVOR OF EACH OF THE NOMINEES LISTED ON THE REVERSE SIDE AND IN FAVOR OF THE OTHER PROPOSALS AND IN ACCORDANCE WITH THE RECOMMENDATION OF A MAJORITY OF THE BOARD OF DIRECTORS ON SUCH OTHER BUSINESS AS MAY COME BEFORE THE MEETING, INCLUDING A MOTION TO ADJOURN THE MEETING TO ANOTHER TIME OR PLACE IN ORDER TO SOLICIT ADDITIONAL PROXIES IN FAVOR OF THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS.

See reverse for voting instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to Peerless Systems Corporation, c/o MacKenzie Partners, Inc., 105 Madison Avenue, 17th Floor, New York, NY 10016

ß Please detach here ß

The Board of Directors Recommends a Vote FOR Each of the Nominees and Item 2.

1.	Election of directors:	01 Steven M. Bathgate 02 Jeffrey Hammer 03 Simon Peter James	04 Steven J. Pully 05 R. Rimmy Malhotra 06 Richard L. Roll 07 Timothy E. Brog	☐	Vote FOR all nominees (except as marked)	☐	Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)
2.	Ratification of selection of Ernst & Young LLP as independent registered public accounting firm	☐	For	☐	Against	☐	Abstain

3.	To transact such other business as properly may come before the meeting or any adjournment or postponement thereof	☐	For	☐	Against	☐	Abstain

THIS WHITE PROXY CARD WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR ALL NOMINEES AND THE PROPOSALS AND IN ACCORDANCE WITH THE RECOMMENDATION OF A MAJORITY OF THE BOARD OF DIRECTORS ON SUCH OTHER BUSINESS AS MAY COME BEFORE THE MEETING, INCLUDING A MOTION TO ADJOURN THE MEETING TO ANOTHER TIME OR PLACE IN ORDER TO SOLICIT ADDITIONAL PROXIES IN FAVOR OF THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS.

Address Change? Mark Box ☐       Indicate changes below:
Date

Signature(s) in Box

Please sign exactly as your name(s) appear on Proxy. Iif held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.